Exhibit 99.1

Circuit City Stores, Inc. To Liquidate

Richmond, Va., January 16, 2009 - Circuit City Stores, Inc. announced today that it will seek Bankruptcy Court approval to begin the process to liquidate the assets of the company.

“We are extremely disappointed by this outcome.  The company had been in continuous negotiations regarding a going concern transaction.  Regrettably for the more than 30,000 employees of Circuit City and our loyal customers, we were unable to reach an agreement with our creditors and lenders to structure a going-concern transaction in the limited timeframe available, and so this is the only possible path for our company,” said James A. Marcum, vice chairman and acting president and chief executive officer for Circuit City Stores, Inc.

Circuit City will provide more details in the near term about the plans for the liquidation of the stores and other assets, the status of the company’s Web site and firedogSM services operations, the status of its Canadian operations and plans for the company’s bankruptcy proceedings.

The company does not anticipate any value will remain from the bankruptcy estate for the holders of the company’s common equity, although this will be determined in the continuing bankruptcy proceedings.

The company filed for Chapter 11 bankruptcy protection in November 2008.  The case number for Circuit City’s Chapter 11 filing is 08-35653.  Additional information can be found by visiting the company’s investor information home page at http://investor.circuitcity.com and clicking on “Breaking News” and at the Claims Agent’s Web site at www.kccllc.net/circuitcity.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (OTC:CCTYQ) is a specialty retailer of consumer electronics and related services.  At December 31, 2008, the domestic segment operated 567 stores in 153 U.S. media markets.  At December 31, 2008, the international segment operated through approximately 765 retail stores and dealer outlets in Canada.  Circuit City operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties.  These forward-looking statements include, without limitation, statements regarding the company’s expectations concerning the bankruptcy process.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, developments in the bankruptcy proceedings, the results of the liquidation sales and other matters.

###

Contact:	Bill Cimino, Director of Corporate Communications, (804) 418-8163
Jessica Clarke, Investor Relations, (804) 527-4038